UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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    EXACTECH, INC.

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EXACTECH, INC.

2320 N.W. 66th Court

Gainesville, Florida 32653

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 6, 2010

To the Shareholders of

EXACTECH, INC.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Exactech, Inc., a Florida corporation (the “Company”), will be held at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, 32653, on Thursday, May 6, 2010, at 9:00 a.m., local time, for the following purposes:

(1) to elect three Class I directors and three Class II directors to the Company’s Board of Directors to hold office for the term of such class or until their successors are duly elected and qualified;

(2) to ratify the selection of McGladrey & Pullen, LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3) to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on March 15, 2010 are entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ BETTY PETTY
BETTY PETTY
Secretary

Gainesville, Florida

March 26, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES. YOU MAY VOTE YOUR SHARES OVER THE INTERNET BY TELEPHONE, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL,PLEASE COMPLETE, SIGN AND DATE THE PROVIDED PROXY AND RETURN IT PROMPTLY IN THE SELF-ADDRESSED STAMPED ENVELOPE PROVIDED. INSTRUCTIONS REGARDING THE METHODS OF VOTING ARE CONTAINED IN THE PROXY CARD. VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAILING A PROXY CARD WILL NOT LIMIT YOUR RIGHT TO ATTEND THE ANNUAL MEETING, AND VOTE YOUR SHARES IN PERSON.

2010 ANNUAL MEETING OF SHAREHOLDERS

OF

EXACTECH, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Exactech, Inc., of proxies from the holders of our common stock for use at our 2010 Annual Meeting of Shareholders to be held at our headquarters, 2320 N.W. 66 th Court, Gainesville, Florida, 32653, on Thursday, May 6, 2010, at 9:00 a.m., local time, or at any adjournments or postponements. You should review the accompanying Notice of Annual Meeting of Shareholders for information about the Annual Meeting.

On or about March 26, 2010, we began mailing a notice containing instructions on how to access this proxy statement, the form of proxy, and our annual report online, and we began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy. Shareholders should review the information contained in this proxy statement, together with our 2009 Annual Report on Form 10-K. Our principal executive offices are located at 2320 N.W. 66th Court, Gainesville, Florida 32653, and our telephone number is (352) 377-1140.

INFORMATION CONCERNING PROXY

The requested proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of their proxy, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, this revocation will not be effective until we receive written notice of the revocation at or prior to the Annual Meeting.

The cost of preparing, assembling and distributing all proxy materials in connection with the Annual Meeting is our responsibility. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

Important Notice Regarding the Internet Availability of Proxy Materials

Our proxy materials and our 2009 Annual Report are available on the Internet to shareholders who have received the required control numbers at http://www.amstock.com/proxyservices/viewmaterials.asp and to the general public at http://www.exac.com.

If you received a notice of Internet availability of proxy materials by mail, you will not receive a printed copy of the proxy materials unless you request one, as described in the notice. Instead, the notice contains instructions on how to access and review all of the information contained in the proxy materials, and describes the various means available to vote your shares. On or about March 26, 2010, we began mailing to all shareholders of record and beneficial owners as of the close of business on March 15, 2010, which we refer to as the Record Date, the notice, as well as a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

(1)	to elect three Class I directors and three Class II directors to the Company’s Board of Directors to serve for the term of such class, or until their successors are duly elected and qualified;

(2)	to ratify the selection of McGladrey & Pullen, LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	to transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements.

QUORUM AND VOTING REQUIREMENTS

The Board of Directors has set the close of business on March 15, 2010 as the Record Date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 12,864,284 shares of common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares represented may adjourn the Annual Meeting to another date, time or place. We do not need to give notice of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

Unless contrary instructions are indicated on the provided proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) “FOR” the election of the nominees for directors named below and (b) “FOR” the ratification of the selection of McGladrey & Pullen, LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2010. In the event a shareholder specifies a different choice by means of his or her proxy, his or her shares will be voted in accordance with the specification so made. The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to our Board of Directors. If any other matter should come before the Annual Meeting or any nominee is unable to stand for election, then the persons named in the Proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

Assuming that a quorum is present, a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated; however, the shares represented by such proxy will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Assuming that a quorum is present, ratification of our independent registered public accounting firm requires a majority of the votes cast on the proposal at the Annual Meeting.

Assuming that a quorum is present, approval of any other proposal that is properly brought before the Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting, unless otherwise required by law.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Abstentions and Broker Non-Votes

Pursuant to applicable law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” the election of the nominees for Director or the ratification of the appointment of our independent registered public accounting firm. Broker non-votes occur when a brokerage firm, bank or other nominee that holds shares in “street name” for a beneficial owner does not have discretionary authority to vote on a matter and has not received instructions on how to vote from the beneficial owner of the shares. Under applicable exchange rules, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the appointment of independent auditors. The election of directors is considered non-routine, however, and brokerage firms that hold our shares in street name, and for which they do not receive voting instructions, will not have the discretion to vote those shares on the election of directors. Therefore, we urge you to give voting instructions to your broker.

A list of shareholders entitled to vote at the Annual Meeting will be available at our executive offices, 2320 N.W. 66th Court, Gainesville, Florida 32653, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

SECURITY OWNERSHIP

We have set forth in the following table, as of the Record Date, the number of shares of our common stock which were beneficially owned by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each of the named executive officers (as defined in below “Executive Compensation”) and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Owned of Record(2) (A)		Shares Not Owned of Record But Owned Beneficially(2) (B)		Shares Acquirable Within 60 Days Pursuant to Options(2)(3) (C)		Total Number of Shares Beneficially Owned ((Columns (A) + (B) + (C))		Percentage of Outstanding Shares Owned (2)
William and Betty Petty, M.D.	79,800	(4)	3,517,498	(4)	271,141	(4)	3,868,439	(4)	29.5%
David W. Petty	61,853		448	(5)	86,667	(5)	148,968	(5)	1.2%
Joel C. Phillips, CPA	54,249		6,000	(6)	111,667	(6)	171,916	(6)	1.3%
Gary J. Miller, Ph.D.	62,656	(7)	411,212	(7)	44,667	(7)	518,535	(7)	4.0%
Bruce Thompson	13,191		—		44,667	(8)	57,858	(8)	*
Albert H. Burstein, Ph.D.	—		—		13,902	(9)	13,902	(9)	*
R. Wynn Kearney, Jr., M.D.	276,760		22,866	(10)	5,947	(10)	305,573	(10)	2.4%
Paul Metts, CPA	36,644		—		2,500	(11)	39,144	(11)	*
William B. Locander, Ph.D.	8,244		—		7,500	(12)	15,744	(12)	*
James G. Binch	4,629		—		3,334	(13)	7,963	(13)	*
Richard C. Smith	—		—		—		—	(14)	—
All directors and executive officers as a group (11 persons)							5,148,042	(15)	38.3%

Director and Officer Partnerships
Prima Investments, Limited Partnership	3,517,498	(4)	—		—		3,517,498	(4)	27.3%
Millerworks, Limited Partnership	411,212	(7)	—		—		411,212	(7)	3.2%

Institutional Owner
FMR, LLC	707,500	(16)	—		—		707,500	(16)	5.5%
GAMCO Investors, Inc. et.al	798,294	(17)	—		—		798,294	(17)	6.2%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner is Exactech, Inc., 2320 N.W. 66th Court, Gainesville, Florida 32653.

(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.

(4)

Includes 3,517,498 shares of common stock held by Prima Investments, Limited Partnership, a Florida limited partnership (“Prima Partnership”). Prima Investments, Inc., a Florida corporation wholly-owned by Dr. and Mrs. Petty, is the general partner of Prima Partnership. Dr. and Mrs. Petty along with their children hold all limited partnership interests in Prima Partnership. Also includes (i) 39,400 shares of common stock held by William Petty, (ii) 40,400 shares of common stock held by Betty Petty, (iii) 166,474 shares of common stock issuable upon the exercise of options granted to William Petty which are currently exercisable, and (iv) 104,667 shares of common stock issuable upon the exercise of options granted to Betty Petty which are currently exercisable.

(5)	Includes (i) 86,667 shares of common stock issuable upon the exercise of options granted to Mr. Petty which are currently exercisable and (ii) 448 shares of common stock held by Mr. Petty’s spouse.
(6)

Includes (i) 111,667 shares of common stock issuable upon the exercise of options granted to Mr. Phillips which are currently exercisable and (ii) 6,000 shares of common stock held by Mr. Phillips’ minor children.

(7)

Includes 411,212 shares of common stock held by Millerworks, Limited Partnership, a Nevada limited partnership (“Millerworks Partnership”). Millerworks, Inc., a Nevada corporation wholly-owned by Dr. Miller, is the general partner of Millerworks Partnership. Dr. Miller, his wife and children hold all partnership interests in Millerworks Partnership. Also includes (i) 62,656 shares of common stock held by Dr. Miller and (ii) 44,667 shares of common stock issuable upon the exercise of options granted to Dr. Miller which are currently exercisable.

(8)	Includes 44,667 shares of common stock issuable upon the exercise of options granted to Mr. Thompson which are currently exercisable.
(9)	Includes 13,902 shares of common stock issuable upon the exercise of options granted to Dr. Burstein which are currently exercisable.
(10)

Includes (i) 5,947 shares of common stock issuable upon the exercise of options granted to Dr. Kearney which are currently exercisable and (ii) 22,866 shares of common stock held by the estate of Dr. Kearney’s spouse.

(11)	Includes 2,500 shares of common stock issuable upon the exercise of options granted to Mr. Metts which are currently exercisable.
(12)	Includes 7,500 shares of common stock issuable upon the exercise of options granted to Dr. Locander which are currently exercisable.
(13)	Includes 3,334 shares of common stock issuable upon the exercise of options granted to Mr. Binch which are currently exercisable.
(14)	Mr. Smith is a director nominee who was nominated by our Board of Directors for initial election at this Annual Meeting.
(15)	See notes (4)-(13). Includes 591,992 shares of common stock issuable upon the exercise of options which are currently exercisable.

(16)

Based on Schedule 13G dated February 12, 2010, to FMR LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 707,500 shares or 5.5% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. In addition, Edward C. Johnson, 3rd may be deemed beneficial owner of the shares due to his status as affiliate of Fidelity.

(17)

Based on Amendment No. 1, dated October 23, 2009, to Schedule 13D. GAMCO Investors, Inc. and its affiliates (“GAMCO”), a wholly-owned subsidiary of Gabelli Asset Management, Inc. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 798,294 shares or 6.2% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. GAMCO has its principal business office at One Corporate Center, Rye, New York 10580. In addition, Mario Gabelli may be deemed beneficial owner of the shares due to his status as an affiliate of GAMCO.

PROPOSAL 1

ELECTION OF DIRECTORS

On March 19, 2010, our Board of Directors voted to amend our Bylaws to increase the size of our Board to eight members to allow the Board to include additional members ensuring increased diversity of perspective, expertise and background as described elsewhere in this proxy statement. Under the terms of our Articles of Amendment and these Bylaws, as amended, our Board of Directors is currently composed of eight members, including one vacancy, divided into three classes of directors. As of the date of this proxy statement, Class I and Class III have two directors each and Class II has three directors. A class of directors is elected to serve a three-year term. The current term of the Class I directors terminates on the date of the Annual Meeting.

In connection with these initiatives to obtain a more diverse perspective on the Board, the Board of Directors has nominated new slates for election to both the Class I and Class II sets of directors. R. Wynn Kearney, Jr. M.D. and, Paul Metts, CPA, both currently Class I directors, and a new director- nominee, Richard C. Smith, have been nominated for election as Class II directors at the Annual Meeting to serve for a term of one year. William B. Locander, Ph.D., James G. Binch and David Petty, all currently Class II directors, have been nominated for election as Class I directors at the Annual Meeting to serve for a term of three years.

Furthermore, in accordance with our nomination procedures, our independent directors recommended, and our Board of Directors nominated Mr. Smith for election to the newly created Class II director position. Mr. Smith was introduced to our company by our corporate attorney. Our Board of Directors has no reason to believe that any of Messrs. Kearney, Metts, Smith, Locander, Binch or Petty will refuse or be unable to accept election; however, in the event that they are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for such other persons as may be designated by the Board of Directors. Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees for election to the Board of Directors, to serve for their respective terms or until their successors are duly elected and qualified.

For a description of the Board’s rationale in nominating each of the above individuals, see “Management” below.

Upon election at the annual meeting, the term of each class of directors will be as set forth below:

Class	Term	Names of Nominees/Directors

Class I	Term Expires at the 2013 Annual Meeting	William B. Locander, Ph.D. James G. Binch David Petty

Class II	Term Expires at the 2011 Annual Meeting	R. Wynn Kearney, Jr., M.D. Paul Metts, CPA Richard C. Smith

Class III	Term Expires at the 2012 Annual Meeting	William Petty, M.D. Albert Burstein, Ph.D.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Position
William Petty, M.D.	67	Chief Executive Officer and Chairman of the Board
Gary J. Miller, Ph.D.	62	Executive Vice President, Research and Development
David W. Petty	43	President and Director
Joel C. Phillips	42	Chief Financial Officer and Treasurer
Bruce Thompson	52	Senior Vice President, General Manager – Biologics and Spine Division
Betty Petty	67	Vice President, Administration and Human Resources and Corporate Secretary
Albert Burstein, Ph.D.	72	Director
R. Wynn Kearney, Jr., M.D.	66	Director
Paul E. Metts, CPA	67	Director
William B. Locander, Ph.D.	66	Director
James G. Binch	62	Director
Richard C. Smith	48	Director Nominee

William Petty, M.D. is a founder of Exactech. He has been Chairman of the Board and Chief Executive Officer of the Company since its inception and was President from January 2002 until December 2007. Dr. Petty was a Professor at the University of Florida College of Medicine from July 1975 to September 1998. Dr. Petty also served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the Journal of Bone and Joint Surgery, on the Executive Board of the American Academy of Orthopaedic Surgeons, and as President of the Corporate Advisory Council of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons. His book, Total Joint Replacement, was published in 1991. Dr. Petty received his B.S., M.S., and M.D. degrees from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Petty is the husband of Betty Petty, and the father of David W. Petty.

Gary J. Miller, Ph.D. is a founder and has been Executive Vice President, Research and Development of Exactech since February 2000. He was Vice President, Research and Development from 1986 until 2000 and was a Director from March 1989 through May 2003. Dr. Miller was Associate Professor of Orthopaedic Surgery and Director of Research and Biomechanics at the University of Florida College of Medicine from July 1986 until August 1996. Dr. Miller received his B.S. from the University of Florida, his M.S. (Biomechanics) from the Massachusetts Institute of Technology, and his Ph.D. in Mechanical Engineering (Biomechanics) from the University of Florida. He has held an Adjunct Associate Professorship in the College of Veterinary Medicine’s Small Animal Surgical Sciences Division since 1982 and was appointed as an Adjunct Associate Professor in the Department of Aerospace, Mechanics and Engineering Sciences in 1995. He was a consultant to the FDA from 1989 to 1992 and has served as a consultant to such companies as Johnson & Johnson Orthopaedics, Dow-Corning Wright and Orthogenesis.

David W. Petty was promoted to the position of President on November 29, 2007. Mr. Petty has served the Company in various capacities in the areas of operations and sales and marketing since joining the Company in 1988. From February 2000 to November 2007, Mr. Petty served as Executive Vice President of Sales and Marketing. From 1993 to 2000, he served as Vice President of Marketing, and from April 1991 until April 1993, he served as Vice President of Operations. Mr. Petty received his B.A. from the University of Virginia in 1988 and completed The Executive Program of the Darden School of Business in 1999. He is the son of Dr. and Ms. Petty.

Joel C. Phillips, CPA has been Chief Financial Officer of Exactech since July 1998 and Treasurer since March 1996. Mr. Phillips was Manager, Accounting and Management Information Systems at the Company from April

1993 to June 1998. From January 1991 to April 1993, Mr. Phillips was employed by Arthur Andersen. Mr. Phillips received a B.S. and a Masters in Accounting from the University of Florida and is a Certified Public Accountant. During 2008, Mr. Phillips completed the Advanced Executive Program at the Kellogg School of Management at Northwestern University.

Bruce Thompson has been Senior Vice President, General Manager – Biologics Division since joining the Company in July 2004. In 2008 he assumed the role of general manager of both the biologics and spine divisions of Exactech. Prior to joining Exactech, Mr. Thompson spent 22 years with Smith & Nephew in their Orthopaedic Division. During that time, he held various positions within Smith & Nephew, including Vice President – International Sales, Vice President – Product Planning and Launch, Vice President, General Manager – Spine Division, Group Director of Trauma Manufacturing, Director of Materials Management, and held various product and sales management positions. Mr. Thompson earned a B.S. in Accountancy at Miami University, Oxford, Ohio, and completed the Executive MBA program at the University of Memphis in 1989.

Betty Petty is a founder and has been Vice President, Human Resources and Administration since February 2000. She has also been Corporate Secretary of Exactech since its inception and served as Treasurer and a Director until March 1996. Ms. Petty served in the dual capacities of Human Resources Coordinator and Director of Marketing Communications from the founding of the Company until 2001. She received her B.A. from the University of Arkansas at Little Rock and her M.A. in English from Vanderbilt University. Ms. Petty is the wife of Dr. Petty and the mother of David W. Petty.

Albert Burstein, Ph.D. has been a director since March 1996. From 1976 to 1996, Dr. Burstein was Senior Scientist, Department of Research and Associate Attending Orthopaedic Surgeon (Biomechanical Engineering) at the Hospital for Special Surgery, New York, New York and Adjunct Associate Professor of Mechanical Engineering at the Sibley School of Mechanical and Aerospace Engineering, Cornell University, Ithaca, New York. In addition, he was Professor of Applied Biomechanics (in surgery) at Cornell University Medical College, New York, New York from 1978 through 1996. From 1976 until 1992, he served as Director, Department of Biomechanics, Research Division, at the Hospital for Special Surgery. He served as Deputy Editor for Research for The Journal of Bone and Joint Surgery from 1980 to 2003. Dr. Burstein is an author of six textbooks on Orthopaedic Biomechanics. He holds the Shands Award of the Orthopaedic Research Society for outstanding career contributions to orthopaedic research, the Kappa Delta Award of the American Academy of Orthopaedic Surgeons for research, and the Lifetime Achievement Award from the International Society for Technology in Arthroplasty (ISTA). He is a Past President of the American Society of Biomechanics. Dr. Burstein holds twenty-five patents for orthopaedic devices.

Dr. Burstein’s expertise in biomechanical engineering and long-term work with the orthopaedic industry, both in and outside of Exactech, is invaluable in providing oversight regarding our product development.

R. Wynn Kearney, Jr., M.D. has been a director since September 1989. Since 1972, he has practiced with the Orthopaedic and Fracture Clinic, P.A., a medical group with locations in southern Minnesota, and is its Senior Partner. He received his B.S. and M.D. degrees through the Honors Program of Northwestern University Medical School in Chicago. He completed an orthopaedic surgery post-graduate residency at the Mayo Clinic in Rochester, Minnesota and was a member of the team that implanted the first total knee replacement in the United States in 1970. He is an Associate Professor of the University of Minnesota Medical School. Dr. Kearney has served as President of the Minnesota Orthopaedic Society, the Southern Minnesota Medical Association and the Orthopaedic Practice Society. He is a member of the Foundation Board of Minnesota State University, Mankato. Dr. Kearney has served as Chairman of the Board of HickoryTech Corporation (NASDAQ: HTCO) and is a minority owner of the Minnesota Timberwolves NBA basketball team.

Dr. Kearney’s experience in as a senior orthopaedic surgeon and knowledge of the industry, gives him insights into our challenges and opportunities.

Paul Metts, CPA has been a director since April 1998. Mr. Metts retired as the Deputy Secretary of Health for the State of Florida in 2009. The Department of Health has an annual budget approximating $3 Billion and encompasses approximately 20,000 full time employees and part time positions providing health care services in every county within the State of Florida. Prior to this position, Mr. Metts was a health care industry consultant serving hospitals of various sizes throughout Florida. He was the Chief Executive Officer of Shands HealthCare at the University of Florida from 1987 to 1997, where he retired after twenty years. Shands HealthCare System is a 2000-bed, nine-hospital system with approximately 12,000 employees. Mr. Metts has served as a board member of many local civic and business organizations including Barnett Bank, the University of Florida Foundation and University Medical Center in Jacksonville. Mr. Metts has also chaired or served as a member on state and national industry organizations such as the Florida Institute of Certified Public Accountants Healthcare Industry Committee, the Florida Hospital Association Board, the Association of Voluntary Hospitals of Florida Board, the University Health System Consortium Board, and several committees for the Association of American Medical Colleges. Mr. Metts, a Certified Public Accountant, received his undergraduate degree in Accounting from the University of South Florida and his Masters Degree in Health Care Administration from the University of Minnesota.

Mr. Metts’ extensive experience with the healthcare industry and his financial expertise make him a valuable resource for financial and operational oversight.

William B. Locander, Ph.D. has been a Director since May 2003. During 2008, Dr. Locander accepted the Deanship at the Joseph A. Butt, S.J. College of Business at Loyola University in New Orleans, LA. He was the Director of the Davis Leadership Center and held the Davis Chair of Leadership at Jacksonville University in Jacksonville, Florida. Dr. Locander was the Chairman of Marketing, Professor of Marketing and Quality at the University of South Florida in Tampa, Florida from 1992 to 2004. He was also the Director of the USF Leadership Center. He was previously Professor of Marketing at the University of Tennessee, Knoxville from 1983 until 1992. From 1973 through 1983 he was a faculty member at the University of Houston, serving as Associate Professor, Chairman of the Department of Marketing, and Associate Dean for Research and Administration at that institution. Dr. Locander has authored numerous articles in reference publications and has served on the editorial board of the Journal of Marketing and the Journal of Marketing Research. He was president of the National American Marketing Association in 1988 and 1989. He was an examiner for the Malcolm Baldridge National Quality Award in 1991 and 1992. Dr. Locander has spoken and consulted in the areas of marketing, total quality, organizational change, strategic planning, and customer satisfaction, with companies such as IBM, General Electric, 3M, Proctor and Gamble, and Chevron. In 2004, Dr. Locander received an award from the American Marketing Association for strategic facilitation to the Academic Division. He received his B.S., M.S. and Ph.D. degrees from the University of Illinois in Champaign-Urbana.

Dr. Locander’s knowledge of marketing and the customer is valuable in discussions regarding our product strategy and development of our customer-centric culture. In our rapidly growing company, organizational change is a constant and Dr. Locander also lends his expertise in this area.

James G. Binch has been a Director since May 2007. Mr. Binch has been Managing Director, Lincolnshire Management since February 2007, where his principal duties are oversight, assistance and guidance to the operating companies within the Lincolnshire Management portfolio of investments. Prior to joining Lincolnshire, Mr. Binch was Chief Executive Officer of Memry Corporation, an AMEX-listed company, from 1992 until 2006. During his tenure, Memry acquired a division of Raychem Corporation and Putnam Plastics and was named among the fifty fastest-growing technology firms in Connecticut for eight consecutive years. In 1988 Mr. Binch founded Trinity Capital Corporation, a merchant bank in Stamford, Connecticut, where he served as President and Chief Executive Officer until 1991. From 1980 to 1987, he held senior roles with Combustion Engineering of Stamford, including three years as President and Chief Operating Officer of the engineering sector of Combustion Engineering and its principal subsidiary, Lummus-Crest, Inc., with more than 3,000 employees, offices in eight countries and annual contract volumes in excess of two billion dollars. He was vice president of planning and business development at Champion International’s building products division from 1978 to 1980. Mr. Binch began his career in 1972 as a principal with the general management international consulting firm of Cresap, McCormick and Paget in New York, serving there until 1978. Mr. Binch is a Trustee of Trinity College School, in Ontario, Canada, and is a Director of 169855 Canada Inc, and Visual Technologies Ltd. He is a graduate engineer from Princeton University, and holds an MBA from the Wharton School at the University of Pennsylvania.

Mr. Binch, with his experience in investments and portfolio management, his many years as a chief executive officer, and his years of expertise as management of enterprises within the healthcare arena brings vast knowledge of business and finance to the Board.

Richard C. Smith has been recommended by the independent members of our Board of Directors and nominated by the Board of Directors to fill the new directorship position created by the Board. Mr. Smith has been a partner in Fulbright & Jaworski L.L.P.’s Washington DC office since June 2007, where he focuses on litigation, white-collar crime, governmental investigation and corporate governance matters and is also chair of Global White Collar Crime and Investigations Group and co-chair of the firm’s Subprime and Credit Crisis practice group. Prior to joining Fulbright & Jaworski, Mr. Smith was with Akerman Senterfitt in Washington, D.C from October 2005 to May 2007, where he was chair of their Litigation Group, and co-chair of the White Collar, Parallel Proceedings and Corporate Advisory Practice Group. He has extensive experience in representing corporate entities, their executives and employees in connection with various government investigations, prosecutions and judicial and administrative proceedings. Mr. Smith also has experience representing business entities and executives in such civil matters as breach of contracts, tortious interference of business relationships, business conspiracy, fraud, criminal conversion and forum non conveniens. He received his B.A. in Political Science from Alabama A&M University, his M.A. and J.D. from the University of Florida, and his LL.M. in Health Law from the University of Houston Law Center.

Mr. Smith’s expertise in litigation, corporate governance, government investigations and enforcement, and antitrust, marketing and trade regulation provide us a great resource in navigating today’s heightened regulatory and compliance environment.

Election of Executive Officers and Directors

Our officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Our directors hold office until the expiration of their term or until their successors have been duly elected and qualified.

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2009, our Board of Directors held four meetings and took action by written consent one time. Each director attended 100% of the aggregate of (i) the number of the meetings of the Board held during the period that person served on the Board and (ii) the number of meetings of committees held during the period that person served on such committee.

We have two committees: the Audit Committee and the Compensation Committee. We do not have a nominating or corporate governance committee, or any other committee of the Board of Directors. All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of our Board and the Chairman of our Audit Committee who also serves as our Lead Independent Director. See “Director Nomination Policy” on page 15. Each of our committees is governed by a charter. A copy of the Audit Committee Charter and the Compensation Committee Charter, including all amendments, as well as our Corporate Governance Principles is available on our website at http://www.exac.com.

The Audit Committee is currently composed of R. Wynn Kearney, Jr. M.D., William B. Locander, Ph.D. and Paul Metts, CPA. Paul Metts serves as Chairman of the Committee. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, the performance of our internal audit function and controls regarding financial reporting and disclosure, accounting, legal compliance and ethics that management and the Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual integrated audit of our financial statements and internal control over financial reporting and disclosure and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met six times during the year ended December 31, 2009.

The Audit Committee is composed of three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with us that might affect their independence from us, the Board of Directors has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the Nasdaq Global Market (“Nasdaq”), (3) all current committee members are financially literate, and (4) Paul Metts qualifies as an “audit committee financial expert” under the applicable rules promulgated under to the Securities Exchange Act of 1934. In making the determination as to Mr. Metts’ status as an audit committee financial expert, the Board determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of the Nasdaq.

Please refer to the Audit Committee Report on page 28, for a further description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2009.

The Compensation Committee is currently composed of R. Wynn Kearney, JR. M.D., William B. Locander, Ph.D., and James G. Binch. Dr. Locander serves as Chairman of the Committee. The Compensation Committee’s functions consist of administering our 2009 Executive Incentive Compensation Plan, recommending and approving grants of stock-based compensation awards under the 2009 Executive Incentive Compensation Plan, and recommending, reviewing and approving our salary and fringe benefits policies, including compensation of our executive officers. The Compensation Committee met three times during the year ended December 31, 2009.

Please refer to the Compensation Committee Report, on page 28, and the Compensation Discussion and Analysis on page 16 for further description of the Compensation Committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2009.

Board’s Leadership Structure

Dr. William Petty serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that Dr. Petty’s dual role serves the best interests of both us and our shareholders. As Chairman of the Board, Dr. Petty consults with the Chairs of the Board’s committees, and establishes the agenda for each meeting of the Board. As one of our founders and our Chairman and Chief Executive Officer since inception, Dr. Petty is uniquely suited to lead our Board of Directors and to ensure that critical business issues are brought before the Board. We believe that Dr. Petty’s guidance enables the Board to efficiently and effectively develop and implement business strategies and oversee our risk management efforts.

The Board appreciates that the advantages gained by having a single Chairman and Chief Executive Officer must be viewed in light of potential independence concerns. The Board considers, however, that we have adequate safeguards in place to address those concerns. Our Board meets regularly, and each director is an equal participant in each decision made by the full Board. In addition, the Board feels that any independence concerns are further mitigated by the reduced role that is currently contemplated in Dr. Petty’s employment agreement, beginning January 1, 2011. For further information, see the description of Dr. Petty’s employment agreement under “Employment Agreements” below.

Each of our directors has access to our management. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors.

Board’s Role in Risk Oversight

The Board of Directors is involved in the oversight of risk management for the Company. The overall Board and management meet at least annually to assess the most significant risks and develop a plan to mitigate the identified risks. Certain members of the Board and management are then assigned to further review and provide follow-up on the identified risks at subsequent Board meetings. The audit committee of the Board oversees the Company’s risks and policies as they relate to financial risks and compliance risks associated with the financial statements and financial reporting. The Compensation Committee oversees risk management as it relates to our overall incentive compensation programs, including the executive compensation program. The compensation committee reviews with management to ensure that compensation programs do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Director Compensation

We reimburse all directors for their expenses in connection with their activities as our directors.

Director Compensation Table

The following director compensation table lists the cash and other compensation paid or accrued for our outside directors, for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)		(c)	(d)	(g)	(h)
Albert Burstein, Ph.D.	34,996		—	76,112	180,000	291,108
R. Wynn Kearney, Jr., M.D	43,796		16,653	61,084	—	121,533
William B. Locander, Ph.D.	50,896		64,129	—	—	115,025
Paul Metts, CPA	85,767	(3)	64,129	—	—	149,896
James G. Binch	38,296		64,129	—	—	102,425

(1)

Equity awards for 2009 were granted in four quarterly installments during 2009. The equity awards for 2010 were granted 1/3 in December 2009 with the remainder to be granted and issued in four quarterly installments during 2010.

(2)

Dr. Burstein received consulting fees pursuant to a consulting arrangement we maintain with Dr. Burstein. See “Certain Transactions” later in this proxy statement for additional information regarding this consulting arrangement.

(3)	We paid additional fees of $33,075 to Mr. Metts for his participation with the Department of Defense inquiry the company is involved in.

Non-employee directors are eligible to receive stock-based incentive awards under the 2009 Executive Incentive Compensation Plan. For 2009, we compensated non-employee Directors (a) annual compensation of $25,000 for each director; (b) an annual fee for the Chairman of the Audit Committee of $10,000; (c) an annual fee for the Chairman of the Compensation Committee of $6,000; (d) attendance fees of $2,000 per board meeting attended in person, plus reimbursement of travel expenses, or $1,000 per board meeting attended telephonically; (e) attendance fees of $1,100 per committee meeting attended; and (f) an equity award to each director with a market value equal to $47,500.

Under the 2009 Executive Incentive Compensation Plan, we may grant stock options and restricted stock awards to eligible employees, directors, and independent agents and consultants. At the time of the award, the Compensation Committee determines any restrictions on transferability, risk of forfeiture and other restrictions. During February 2009, the Compensation Committee approved equity compensation grants to be made to the five outside members of the Board of Directors for their service on the Board of Directors. The award for each director was for either a restricted stock award of common stock granted in four equal quarterly installments valued at $11,875 quarterly based on the market price of the common stock at the pre-determined dates, or the grant of stock options for the purchase of common stock equal to three times the number of shares issuable under the stock award, the choice being at the discretion of each individual director. Pursuant to the approved grant, three of our outside directors chose to receive the restricted stock awards. These stock awards are granted and considered fully vested quarterly on the last business day of February, May, August, and November, and contain no restrictions from trading. The stock options had a grant date of February 18, 2009, and are subject to vesting in equal installments over a three-year period, commencing one year from the date of grant, and expires after six years. The exercise price is the market price of a share of our common stock on the date of grant. During 2008, no stock awards were awarded to the independent, outside directors.

During December 2009, the Compensation Committee approved equity compensation grants to be made to the five outside members of the Board of Directors for their service on the Board of Directors. The compensation for each director was for either the grant of stock awards to each director with an annual market value of $50,000, payable either in the form of four equal quarterly grants of common stock based on the market price at the dates of grant, or an option to purchase common stock, the choice being at the discretion of each individual director. Pursuant to the approved grant, four of our five outside directors chose to receive the restricted stock awards. The first one-third of the compensation was granted on December 1, 2009, and the remaining two-thirds of the compensation will be payable during 2010 in four equal quarterly grants. These stock awards are granted and considered fully vested quarterly on the last business day of February, May, August, and November, and contain no restrictions from trading. The stock options had a grant date of February 26, 2010, and are subject to vesting in equal installments over a three-year period, commencing one year from the date of grant, and expires after six years. The exercise price is the market price of a share of our common stock on the date of grant.

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance to ensure our continued compliance with changing standards and regulations. A summary of our corporate governance measures follows:

Independent Directors

•

A majority of the members of our Board of Directors are independent from management. When making determinations regarding independence, the Board of Directors references the listing standards adopted by Nasdaq as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission under that Act. In particular, our Audit Committee periodically evaluates and reports to the Board on the independence of each member of the Board. The committee analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the Board of Directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the Board of Directors is our current employee or was one of our employees within three years preceding the date of determination;

3.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the Board of Directors receives any compensation from us, other than fees or compensation for service as a member of the Board of Directors and any committee of the Board of Directors and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with Board of Directors or committee membership matters;

6.	Whether an immediate family member of the member of the Board of Directors is one of our current executive officers or was an executive officer within three years preceding the date of determination;

7.

Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any of our affiliates, or (ii) any of our former internal or external auditors or any affiliate of ours which performed services for us within three years preceding the date of determination; and

8.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the Board of Directors as an executive officer.

The above list is not exhaustive and the Audit Committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, the Board of Directors affirmatively determined that R. Wynn Kearney, Jr., M.D., Paul E. Metts, CPA, William B. Locander, Ph.D. and James G. Binch are independent of our Company and our management under the standards set forth above. The Board of Directors has also determined that our nominee, Richard C. Smith, is independent of our Company and our management under the standards set forth above. William Petty, M.D. and David Petty are not independent directors because of their employment as senior executives. Albert Burstein, Ph.D. is considered an outside director who is not independent because of certain consulting arrangements Dr. Burstein maintains with us as well as certain transactions between us and an affiliate of Dr. Burstein. Additional information regarding these consulting arrangements and transactions between Dr. Burstein and us can be found under “Certain Transactions” below.

•	Our non-management directors hold formal meetings, separate from management, in conjunction with each Board of Directors meeting at least four times per year.

•

We have no formal policy regarding attendance by our directors at annual shareholders meetings, although we encourage such attendance and most of our directors have historically attended those meetings. Each of our directors attended the 2009 Annual Meeting of Shareholders, and is anticipated to attend the 2010 Annual Meeting of Shareholders.

Audit Committee

•

All Audit Committee members possess the required level of financial literacy and at least one member of the Committee meets the current standard of requisite financial management expertise as required by Nasdaq and applicable SEC rules and regulations.

•	The Audit Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Audit Committee are independent from our executive officers and management.

•	Our independent registered public accounting firm, reports directly to the Audit Committee.

•

The Audit Committee meets with management and representatives of the registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, effectiveness of the design or operation of our internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002.

•	The Audit Committee has adopted a Policy for Reporting Improper Activity to enable confidential and anonymous reporting of improper activities to the Audit Committee.

Compensation Committee

•	The Compensation Committee operates under a formal charter that governs its duties and conduct.

•	Members of the Compensation Committee are independent from our executive officers and management.

Code of Business Conduct and Ethics

•

Our management has adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee.

•

The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors. This Code of Business Conduct and Ethics is available in the “Investors” section of our website (http://www.exac.com/Investors/default.asp). We intend to post amendments to or waivers from our Code of Business Conduct and Ethics.

Personal Loans to Executive Officers and Directors

•	We prohibit extensions of credit in the form of a personal loan to or for our Directors and executive officers.

Director Nomination Policy

•

We believe that, as a result of the role of the independent directors in the nominations process, it is not necessary at this time for us to have a separate nominating committee. In connection with this, our Board of Directors has adopted certain nomination procedures with respect to third party nominations. Pursuant to these procedures:

•

All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of the Audit Committee of the Board of Directors who shall submit such nominations to the full Board of Directors;

•

The Board of Directors shall nominate such recommended individual for election by our shareholders if such members determine election of such recommended individual is in our best interest based upon Board member’s knowledge of our operations, financial position, prospects and strategic goals as well as historical criteria for membership on the Board of Directors; and

•

All issues concerning the timing of receipt of nominations or recommendations for election of members to our Board of Directors shall be governed by applicable provisions of our Articles of Incorporation and Bylaws as well as applicable rules and regulations promulgated by the United States Securities and Exchange Commission such as those described on page 33 of this proxy statement.

Consideration of Diversity in the Nominations Process

The Board does not have a formal policy with respect to diversity. However, the Board believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders.

Communication with the Board

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Directors, our non-management directors or the Audit

Committee. These communications may be confidential or anonymous, and may be e-mailed to donna.edwards@exac.com or audit.chair@exac.com, submitted in writing to Exactech, Inc., Attn: Donna Edwards, Corporate Counsel, or Attn: Audit Committee Chair of the Board of Directors, at 2360 N.W. 66th Court, Gainesville, Florida 32653 or reported by phone at (352) 377-1140. All of these concerns will be forwarded to the appropriate directors for their review, and the directors will address such concerns with management. Our Code of Business Conduct and Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Section 16(a) Beneficial Ownership Reporting Compliance

Under section 16(a) of the Exchange Act, our directors, executive officers, and persons who own more than ten percent (10%) of our outstanding common stock, are required to file with the SEC, and provide to us, initial reports of ownership and reports of changes in ownership of the common stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us during and/or with respect to our fiscal year ended December 31, 2009, we are not aware of any late or delinquent filings required under Section 16(a) of the Exchange Act in respect of our common stock or other equity securities.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following discussion and analysis is intended to provide an understanding of the actual compensation earned by each of our named executive officers, and describes our compensation objectives and policies as applied to these named executive officers, which include:

Executive Officer	Title
William Petty	Chairman of the Board and Chief Executive Officer
David Petty	President and Director
Joel C. Phillips	Chief Financial Officer and Treasurer
Gary Miller	Executive Vice President, Research and Development
Bruce Thompson	Senior Vice President, General Manager – Biologics and Spine Division

Compensation Philosophy

•

Our compensation philosophy is to attract, motivate and retain key leadership that will work to achieve our desired business direction, strategy and performance. The primary goals of our compensation program for our named executive officers are the following: (1) to attract, motivate and retain executives with the competencies and talent required for us to meet our objectives; (2) to be compatible with our mission and culture; (3) to be competitive, fair and equitable; (4) to be cost effective; and (5) to comply with local, state, and federal laws and regulations.

•

In addition, the variable compensation component of our program is designed to link incentive goals with the interests of our shareholders and reward superior individual performance that is tied to our Company’s performance, but at the same time is designed to not promote excessive risk taking.

To achieve the above goals, the Compensation Committee of our Board of Directors has approved a compensation program that is reviewed annually. It includes all of the following elements:

•	Base salary;

•	Annual cash incentive bonus and profit sharing;

•	Share-based compensation; and

•	Retirement, health and other benefits.

Factors Considered in Determining Compensation

The Compensation Committee reviews executive compensation levels on an annual basis to evaluate it in relation to the medical device industry. Data for this review is provided to the Compensation Committee from the Chief Executive Officer and the Vice President of Administration and Human Resources. This data details relevant market rates for executive salaries based on independent salary surveys that have been selected for benchmarks and verified by the surveying body through payroll records. The sources for this data include: Organization Resource Counselors Executive Compensation Survey, Radford Global Life Sciences Survey, and, Economic Research Institute Executive Compensation Assessor. Criteria used to select the surveys used for benchmarking remain consistent from year-to-year. The Radford survey was added in 2008 to replace the Top Five Survey which ceased publication. The other surveys have remained constant for six years; however, the companies participating in the surveys may vary depending upon changes in subscribing companies. We believe that the survey criteria are effective in yielding a comprehensive survey group of companies comparable to Exactech. In addition, we use current data from the public records of fifteen peer companies of similar size and related businesses recommended by a previously utilized independent compensation consultant, and we analyze the data according to a process prescribed by the consultant. The fifteen companies are: Alphatec Holdings, American Medical Systems, Angio Dynamics, CryoLife, Cyberonics, Integra Lifesciences Hldgs, Kensey Nash, Nuvasive, Osteotech, RTI Biologics, Symmetry, Synovis Life Tech, Theragenics, Thoratec, and Wright Medical Group.

During the first quarter of 2008, the compensation committee engaged in a comprehensive review of the compensation of our five named executive officers, particularly the compensation of our Chief Executive Officer, Dr. Petty, whose employment agreement was under extension due to its initial termination date of December 31, 2007. As part of this review, the compensation committee reviewed the above-described metrics and comparables. Currently, base compensation data is derived from the surveys listed above and peer company data is used for comparison. The analysis of peer companies indicated that our revenues tended toward the median of the peer group but that our EBITDA and net income tended toward the 75th percentile. Accordingly, the compensation committee seeks to set compensation between the median and 75 th percentile metrics, allowing also for time in a position. This is consistent with our past compensation practices.

Written performance evaluations for the named executive officers are prepared by the Chief Executive Officer. Total company performance is the metric used to evaluate the performance of the Chief Executive Officer. Utilizing the compiled information, including the performance evaluation, the Compensation Committee reviews the various components of executive compensation to determine the base salary and annual and long-term awards and incentive targets for the named executive officers as a group and individually.

Dr. Petty’s equity incentive compensation per the compensation committee’s findings is below that of the peer group. The compensation committee endeavored to balance a more comparable equity compensation level while taking into account Dr. Petty’s significant holdings in Exactech as a founder. In addition, the compensation committee believes Dr. Petty’s status as the primary founder of the Company and the successes of the Company under his stewardship merits certain extraordinary succession planning measures to ensure the continuity of his service and minimize any disruption which would occur should he ever depart from its operations.

To address these various concerns, Dr. Petty’s employment agreement was revised in 2009 to include the following provisions:

•

requirement that Dr. Petty be entitled to receive annual bonuses and/or equity awards in an amount equal to 50% and 100%, respectively, of his base salary for the applicable fiscal year, which amounts were determined to be desirable to facilitate bringing Dr. Petty’s compensation to a range that is more comparable to the industry group surveyed;

•

a provision for his continued work after December 31, 2010, potentially in another capacity as designated by Dr. Petty’s successor to the office of Chief Executive Officer to the extent Dr. Petty no longer serves in such capacity at that time so long as Dr. Petty’s total annual base and incentive compensation during this alternative tenure does not fall below 70% of the average compensation paid to him for the last two years he served as our Chief Executive Officer;

•

a “single trigger” severance payment to occur upon a change of control (i.e., Dr. Petty is entitled the severance payments upon the occurrence of the change of control, whether or not his employment is terminated); and

•

continuation of the royalty payments required under Dr. Petty’s consulting agreement with us with the proviso that such royalty payments will terminate on such date Dr. Petty is no longer actively supporting the Optetrak® knee product line on which these royalties are based.

In addition, the employment agreement incorporates certain good corporate governance provisions including:

•

to ensure a smooth transition after the closing of any change of control, a requirement that Dr. Petty continue his employment with Exactech for a period of 30 days after such change of control to be eligible to receive the severance payments provided in connection therewith;

•	a more precise tying of Dr. Petty’s noncompete and nonsolicit obligations to the severance periods provided for in his employment agreement; and

•	customary restrictions to ensure compliance with Section 409A of the Internal Revenue Code.

See “Employment Agreements” below for a more complete description of Dr. Petty’s employment agreement.

During 2009, our shareholders approved the 2009 Executive Incentive Compensation Plan to provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The amount and form of compensation under the 2009 Executive Incentive Compensation Plan for each of the named executive officers is based on the above-referenced performance reviews against individual, team and company targets that are determined early each year and compared at the end of the fiscal year to the achieved financial performance and individual objectives. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to stock option grant awards for the other named executive officers. Any such awards are granted only upon the written approval of the Compensation Committee. The Chief Executive Officer neither recommends nor participates in any decisions regarding his own compensation, including any incentives.

Decisions regarding executive compensation also take into account Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation in excess of $1 million paid to either its chief executive officer or any of its four other most highly compensated executive officers in any year if that compensation is not performance related. The 2009 Executive Incentive Compensation Plan was designed and implemented in such a manner so that most awards granted thereunder will be tax deductible because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Additionally, outstanding stock option grants under the 2009 Executive Incentive Compensation Plan are performance-based for purposes of Section 162(m). We believe all compensation paid to the named executive officers for 2009, including profit sharing, is deductible under the Internal Revenue Code.

Behaviors Designed to Reward

We believe that our purpose, values and culture are the foundation of our existence. We find it essential to maintain a compensation structure that rewards executives and other employees for the practice and preservation of these elements. We provide performance-based compensation measured by the achievement of goals set forth annually in each executive officer’s individual accountability plan. The accountability plans are reviewed and updated throughout the year with the Chief Executive Officer or President. These accountability plan goals are based on the corporate strategy formulated annually by our Leadership Team and communicated to our Board of Directors. The compensation program also rewards the achievement of certain company revenue, profitability, and cash flow targets.

Elements of Executive Compensation

Base Salary – We establish and maintain competitive salary levels within relevant markets using available resources, which include the surveys discussed above. To maintain our objective of attracting, motivating and retaining executives with the competencies and talent required for us to meet our objectives, our target rate for salaries reflects the relevant market rate based on these independent salary surveys that have been selected for benchmarks. Though it has been our goal to compensate base pay at the midpoint of ranges developed from the industry-specific data, elements of the plan are contingent upon our company’s performing to established business objectives, and therefore we have not compensated at our target rate in certain years, including 2009, as necessary to meet those business objectives. Each Executive Officer’s base salary relative to the benchmark varies based on scope of responsibility and time in the position. In addition, we strive for internal equity consistent with job content, requirements and performance.

Incentive Bonus and Profit Sharing – We provide incentive compensation pursuant to our 2009 Executive Incentive Compensation Plan based on company, team, and individual performance. Approval of all annual incentive compensation is determined by the Compensation Committee, upon recommendation of the Chief Executive Officer for all named executive officers except for himself. All named executive officers participate in the 2009 Executive Incentive Compensation Plan. The incentive payments are paid in cash and are based on annual preset performance measures for the individual and their respective teams that determine the level of award within the categories of participation. The target levels are determined at the beginning of the fiscal year and are not adjusted during the year. The target levels are based on desired sales growth with an initial threshold dependent on a target before tax operating profit. The incentive compensation plan aligns itself with the objectives of the business goals and rewards performance that participates in the achievement of those goals.

We have a profit sharing plan that distributes a portion of earnings after certain predetermined quarterly financial targets are achieved. Our predetermined targets are based on our quarterly diluted earnings per share goal. All employees, including the named executive officers, are eligible for participation in the profit sharing plan. During 2009, we achieved targets for two of the four quarters and thus all employees, including the named executive officers, received profit sharing for two quarters of 2009. During 2008, we achieved targets for three of the four quarters and thus all employees, including the named executive officers, received profit sharing for three quarters of 2008.

Share Based Compensation – A portion of the 2009 Executive Incentive Compensation Plan includes a provision for stock awards, which has previously been provided through the issuance of stock options. Stock options are an important element of our long-term incentives program. The primary purpose of stock options is to provide named executive officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our shareholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions. The Compensation Committee believes that the value of stock options will reflect our financial performance over the long-term. Because our employee stock option program provides for a vesting period before options may be exercised and an exercise price at fair market value as of the date of grant, employees benefit from stock options only when the market value of the common shares increases over time. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. We use the Black-Scholes option-pricing model to determine the grant date fair value. The Compensation Committee approves each stock option grant to named executive officers. Individual Executive Officer stock option awards are based on company performance, level of responsibility and individual contribution. Stock option awards are considered by the Compensation Committee on an annual basis. Awards can be granted in the form of incentive stock options or non-qualified stock options. We ensure that stock option awards approved by the Compensation Committee will be granted subsequent to any planned release of material non-public information. We do not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.

We also have a stock purchase plan that provides the opportunity for employees to purchase stock at a discount and achieve growth of their investment if our stock price appreciates. The stock purchase plan is available to all employees, with the exception of certain limited exclusions by law. Messrs. William Petty, David Petty and Gary Miller are not eligible to participate due to the number of shares they hold through beneficial ownership interests.

Retirement, health and other benefits – We provide retirement, health and other benefits as an additional incentive to retain employees. Exactech maintains a defined contribution 401(k) pension plan that allows employees to make plan contributions on a pre-tax basis, and for the year ended December 31, 2009, matched employee contributions at the rate of $1.00 for each dollar of employee contributions up to 5% of the employee’s compensation. We are not required to match employee contributions in the future. Although named executive officers are eligible to participate in the 401(k) plan, they are prevented from participating at the same level as non-executives due to the rules under the Internal Revenue Code, which dictate certain limits on contributions.

We currently make available to our named executive officers and all employees a comprehensive health, dental, life and disability insurance program. We participate in the employee’s health care coverage, as well as a portion of the employee’s dependent health care coverage. The health care insurance offers a variety of coverage options, at the employee’s discretion. Presently, we provide long-term disability insurance coverage to all employees and make available short-term disability coverage at the employee’s expense and discretion. The current offering for dental insurance coverage is at the employee’s expense and discretion. We currently provide a basic term life insurance policy to all employees and make additional coverage available at the employee’s expense and discretion. While we currently provide a broad array of insurance coverage options and a degree of participation in the cost, there can be no guarantees that we can continue to obtain and participate in these types of benefit and insurance plans.

We do not provide any additional perquisites to the named executive officers.

Employment Agreements

We have employment agreements with our Chief Executive Officer, William Petty, our Executive Vice President of Research and Development, Gary Miller, our President, David Petty, and our Vice President of Administration and Human Resources and Corporate Secretary, Betty Petty.

Dr. Petty’s employment agreement is in effect through December 31, 2013. Dr. Petty’s employment agreement provided for an initial annual base salary of $498,000, which was increased to $550,000 beginning February 1, 2010. Refer to page 17 for further discussion on the determination of base salary for Dr. Petty. In addition, Dr. Petty is entitled to receive annual bonuses and/or equity awards including a cash bonus of no less than 50% of his annual base salary and an equity award with a value of no less than 100% of his annual base salary. Beginning January 1, 2011, the agreement with Dr. Petty provides for continuation of his work with the company, at Dr. Petty’s discretion, in another capacity as designated by Dr. Petty’s successor to the office of Chief Executive Officer. While performing in this other capacity, Dr. Petty’s total annual base and incentive compensation may not be less than 70% of the average compensation paid to him for the last two years he served as our Chief Executive Officer. These terms of the continued employment through 2013 were considered vital due to Dr. Petty’s expertise and history with our Company. Dr. Petty’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which royalty payments will terminate on such date on which he is no longer actively supporting the Optetrak knee product line on which such royalties are based. The provision for royalty payments was included in Dr. Petty’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak knee product on a quarterly basis, not to exceed $150,000 annually.

If Dr. Petty’s employment is terminated without cause, if Dr. Petty resigns in connection with a material breach of the employment agreement by the Company that remains uncured or if a change of control in Exactech occurs, Dr. Petty shall be entitled to receive all earned and unpaid compensation plus a severance equal to all compensation contemplated to be paid to him through the longer of the December 31, 2013 term contemplated above and one year from the date of such event; provided that Dr. Petty must adhere to certain non-compete and non-solicit covenants that shall govern for this entire period.

On January 1, 2003, we extended the existing employment agreement with Dr. Miller and entered into an employment agreement with Mr. David Petty effective through the end of December 2007. The agreements with each of Mr. Petty and Dr. Miller extend automatically by one year on each anniversary date (each December 31st) of the agreement unless the Board specifically provides notice to the executive that the agreement is not being extended on the anniversary date. As of December 31, 2009, the employment agreements with Mr. Petty and Dr. Miller were automatically extended through the end of December 2010. Dr. Miller’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which consulting agreement expired. The provision for royalty payments was included in Dr. Miller’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak knee product on a quarterly basis, not to exceed $150,000 annually.

If any of these executives is terminated for cause, as defined in his employment agreement, the executive is not entitled to receive severance pay. If the executive is terminated without cause, he is entitled to receive his then current salary for the remaining term of the employment agreement. We believe that providing this type of severance for a termination without cause shows good faith and provides compensation for a reasonable transition period. All of the employment agreements contain a provision that the executive will not compete or engage in a business competitive with our current business for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his or her employment. In addition, pursuant to the employment agreements, each executive agreed not to disclose confidential information of our Company during the term of his employment or thereafter and agreed that all work, research and results thereof, including inventions, processes or formulas conceived or developed by the executive during the term of employment which are related to the business, research and development work, or our field of operation is the property of our Company.

Change in Control Arrangements

In February 2007, the Board of Directors adopted a change of control plan that is effective for the Company as a whole. The Board of Directors adopted the Change of Control Plan in recognition that as a publicly held company, there exists a potential for a change in control of ownership of the Company, and that the threat or occurrence of a change in control can result in the loss or significant disruption of the performance of key employees as a result of the uncertainty surrounding such threat or occurrence. As such, the Board of Directors has determined that it is in our best interest and in the best interest of our shareholders to retain the commitment of its key employees and ensure their continued commitment to the Company in the event of a threat or occurrence of a change in control. The Change of Control Plan provides for severance pay to all of our employees, including the named executive officers, upon termination of employment as a result of a change in control, and within one year after the occurrence of a change in control. Certain circumstances of termination are excluded from severance pay under the Change of Control Plan, including termination for cause and the Executive Officer voluntarily initiating the termination. Terms of the plan provide for the payment of salary, benefits and any bonus earned for a period of up to one year from the date of termination from our Company or from the successor company. The time period of severance is dependent upon the employee’s responsibility level at our Company. Severance pay under this plan is reduced by the amount of severance pay provided for in any individual employment agreements.

Risk Management Assessment

The Compensation Committee has oversight responsibility to assess the Company’s compensation program and its impact on long-term shareholder value. Several elements of the compensation program are designed to promote long-term shareholder value and incorporate components to mitigate risk:

•

the Company sets business goals at the beginning of each year that determines the level of incentive bonus employees of the Company are entitled to, including the named executive officers. These business goals include desired sales growth and before tax operating profit. The Company sets goals in order to promote growth, and discourage excessive risk taking.

•

stock option awards are granted based on a number of factors including company performance, individual performance, level of responsibility and individual contributions. Stock option grants to employees are vested over a specific time period, which we believe gives them incentive to focus on performance over a longer period of time.

•	our executive officers are encouraged to retain common stock ownership in the company as this aligns them with other shareholders.

•

while the equity grants required to be awarded to Dr. Petty under his employment agreement are not linked to performance metrics, they continue to incentivize by increasing Dr. Petty’s common stock ownership in the company, thus further aligning his interests with the other shareholders.

Most of these components apply to all participants in the compensation program, and all these components apply to our executive officers. We have reviewed our compensation structures and policies as they pertain to risk, including the cash bonus payments and equity grants required to be made to Dr. Petty under his employment agreement, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following compensation table sets forth, for the fiscal year ended December 31, 2009 the cash and certain other compensation paid or accrued by us to our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers whose total 2009 salary and bonus exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)	(d)	(f)	(g)		(i)		(j)
William Petty, M.D.	2009	498,000	6,225	156,351	498,000	(6)	162,154	(2)	1,320,730
Chairman of the Board,	2008	494,005	8,355	—	—		164,067	(2)	666,427
Chief Executive Officer	2007	441,755	11,251	76,070	225,030		172,088	(2)	926,194

David W. Petty	2009	314,709	3,943	26,631	49,971		12,250		407,504
President and Director	2008	304,011	5,152	—	—		11,990		321,153
	2007	276,387	6,967	190,175	104,496		13,819		591,844

Joel C. Phillips, CPA	2009	287,110	3,598	26,631	39,890		12,250		369,479
Chief Financial Officer	2008	277,787	4,746	—	—		12,988		295,521
and Treasurer	2007	258,133	6,505	190,175	97,570		12,907		565,290

Gary J. Miller, Ph.D.	2009	261,816	3,280	26,631	31,179		162,250	(2)	485,156
Executive Vice	2008	253,727	4,362	—	—		165,500	(2)	423,589
President, Research and Development	2007	239,973	6,046	76,070	90,684		161,999	(2)	574,772

Bruce Thompson	2009	347,292	4,343	26,631	48,159		12,022		438,447
Senior Vice President,	2008	343,693	5,891	—	—		11,267		360,851
General Manager – Biologics and Spine Division	2007	322,471	8,125	190,175	121,871		16,124		658,766

(1)	Includes profit-sharing plan payments, which are determined and distributed based on a portion of earnings after certain predetermined quarterly financial targets are achieved.
(2)	Amounts include royalties of $150,000, paid pursuant to employment agreements between us and each of Drs. Petty and Miller. See “Certain Transactions.”
(3)

Amounts in this column reflect the grant date fair value computed with respect to stock option awards issued for the purchase of our common stock, made during the indicated year or earlier. For details of individual grants during 2009, please see the Grants of Plan-Based Awards table below. There were no forfeitures of awards by any of the named executive officers during the fiscal year. The assumptions on which this valuation is based are set forth in Note 11 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2010.

(4)	Amounts are comprised of cash incentive earned under the 2009 Plan.
(5)

Represents matching contributions made by us under our 401(k) plan. The aggregate amount of perquisites and other personal benefits provided to each Executive Officer is less than $10,000 for each officer.

(6)	Amount of cash incentive earned was set pursuant to the employment agreement with Dr. Petty.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table sets forth by individual grant, the equity and non-equity awards granted to the named executive officers for the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Target(2) (#)
(a)	(b)	(c)	(d)	(e)	(g)	(k)	(l)
William Petty, M.D	02/18/09	—	—	—	5,000	12.68	26,631
	12/31/09	249,000	249,000	374,222	—	—	—
David W. Petty	02/18/09	—	—	—	5,000	12.68	26,631
	12/31/09	37,857	126,190	189,650	—	—	—
Joel C. Phillips, CPA	02/18/09	—	—	—	5,000	12.68	26,631
	12/31/09	30,220	100,733	151,391	—	—	—
Gary J. Miller, Ph.D	02/18/09	—	—	—	5,000	12.68	26,631
	12/31/09	23,621	78,736	118,332	—	—	—
Bruce Thompson	02/18/09	—	—	—	5,000	12.68	26,631
	12/31/09	36,484	121,612	182,771	—	—	—

(1)

This represents the ranges of cash incentive potential for 2009 that is available to the named executive officers under the 2009 Executive Incentive Compensation Plan. The ranges are based on annual preset performance measures for the individual and their respective teams that determine the level of award within the categories of participation.

(2)

On February 18, 2009, the Board of Directors granted to each of the named executive officers stock options to purchase shares of our common stock under our executive incentive compensation plan. The exercise price of $12.68 is the closing market price of our common stock as listed on Nasdaq. The stock options are for a six year term, and vest 1/3 annually over a three year period beginning with the first anniversary of the date of grant.

On February 16, 2010, the Board of Directors granted to each of the named executive officers stock options to purchase shares of our common stock under the 2009 Executive Incentive Compensation Plan, as follows:

Name	Stock Option Shares	Exercise Price
William Petty, M.D	68,000	$17.02
David W. Petty	34,000	17.02
Joel C. Phillips, CPA	22,000	17.02
Gary J. Miller, Ph.D	16,000	17.02
Bruce Thompson	25,000	17.02

The above stock options are for a six year term, and vest 1/3 annually over a three year period beginning with the first anniversary of the date of grant.

On February 22, 2010, the Board of Directors granted to Dr. Petty options to purchase 65,421 shares of our common stock, in accordance with Dr. Petty’s employment agreement. The exercise price of $18.10 is the closing market price of our common stock as listed on Nasdaq. The options were issued under the 2009 Executive Incentive Compensation Plan, with 1/3 vested upon grant and the remaining 2/3 to be vested evenly at the first and second anniversary of the grant date.

Executive Incentive Plan

Stock Options

In February 2009, our Board of Directors adopted the 2009 Executive Incentive Compensation Plan, which was approved by our shareholders in May 2009. This comprehensive plan superseded and replaced all of our pre-existing stock option plans. Under the 2009 Executive Incentive Compensation Plan, our Compensation Committee has the authority to grant stock-based incentive awards to key employees, directors, consultants and independent sales agents, including stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the “Awards”). The effective date of the 2009 Executive Incentive Compensation Plan was May 7, 2009. As of March 15, 2010, options to purchase an aggregate of 1,495,021 shares of our common stock were outstanding under the plan, and we have issued 28,149 shares of our common stock as restricted stock awards.

Shares Available for Awards; Annual Per-Person Limitations. Under the 2009 Executive Incentive Compensation Plan, the total number of shares of common stock that may be subject to the granting of Awards under the 2009 Executive Incentive Compensation Plan at any time during the term of the 2009 Executive Incentive Compensation Plan is equal to 500,000 shares, plus (i) the number of shares with respect to which Awards previously granted under the preexisting plans terminate without being exercised, (ii) the number of shares that remain available for future issuance under the Pre-existing Plans, and (iii) the number of shares that are surrendered in payment of any Awards or any tax withholding requirements. The 2009 Executive Incentive Compensation Plan limits the number of shares which may be issued pursuant to incentive stock options to 500,000 shares.

In addition, the 2009 Executive Incentive Compensation Plan imposes individual limitations on the amount of some Awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, stock appreciation rights, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of other Company obligations, and other stock-based Awards granted to any one participant may not exceed 250,000 for all types of these Awards, subject to adjustment in specified circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $5,000,000.

Our Compensation Committee is authorized to adjust the above-described limitations and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility. The persons eligible to receive Awards under the 2009 Executive Incentive Compensation Plan are our officers, directors, employees, independent contractors and employees of our subsidiaries. An employee on leave of absence may be considered as still in our employ or in employ of a subsidiary for purposes of eligibility for participation in the 2009 Executive Incentive Compensation Plan. As of March 15, 2010, approximately three hundred and fifty-four persons were eligible to participate in the 2009 Executive Incentive Compensation Plan.

401(k) Plan

Effective January 1, 1996, we implemented a 401(k) plan. For the year ended December 31, 2009, we matched employee contributions at the rate of $1.00 for each dollar of employee contributions up to 5% of the employee’s compensation. We are not required to match employee contributions in the future. The plan is administered by and offers the funds of a national mutual fund company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the named executive officers as of December 31, 2009, concerning outstanding awards representing potential amounts that may be received in the future, including the amount of securities underlying exercisable and non-exercisable options. No stock appreciation rights are outstanding.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date
	Exercisable		Unexercisable
(a)	(b)		(c)		(e)	(f)
William Petty, M.D	90,000	(1)	—		9.41	12/08/2010
	14,000	(1)	—		8.63	04/19/2011
	25,000	(1)	—		14.46	05/02/2013
	45,000	(1)	—		18.60	05/17/2014
	30,000	(1)	—		14.12	05/09/2015
	20,000		—		13.40	05/31/2015
	6,000	(1)	4,000	(1)(2)	14.27	12/18/2016
	16,000	(1)	4,000	(1)(3)	19.93	11/29/2012
	3,334	(1)	6,666	(1)(4)	12.68	02/18/2015

David W. Petty	7,000		—		6.41	02/04/2010
	7,000		—		8.63	04/19/2011
	10,000		—		14.46	05/02/2013
	20,000		—		18.60	05/17/2014
	25,000		—		14.12	05/09/2015
	3,000		2,000	(2)	14.27	12/18/2016
	20,000		5,000	(3)	19.93	11/29/2012
	1,667		3,333	(4)	12.68	02/18/2015

Joel C. Phillips, CPA	7,000		—		8.63	04/19/2011
	60,000		—		7.58	07/17/2012
	10,000		—		18.60	05/17/2014
	10,000		—		14.12	05/09/2015
	3,000		2,000	(2)	14.27	12/18/2016
	20,000		5,000	(3)	19.93	11/29/2012
	1,667		3,333	(4)	12.68	02/18/2015

Gary J. Miller, Ph.D	7,000		—		6.41	02/04/2010
	7,000		—		8.63	04/19/2011
	7,500		—		14.46	05/02/2013
	7,500		—		18.60	05/17/2014
	10,000		—		14.12	05/09/2015
	3,000		2,000	(2)	14.27	12/18/2016
	8,000		2,000	(3)	19.93	11/29/2012
	1,667		3,333	(4)	12.68	02/18/2015

Bruce Thompson	10,000		—		21.09	07/01/2014
	10,000		—		14.12	05/09/2015
	3,000		2,000	(2)	14.27	12/18/2016
	20,000		5,000	(3)	19.93	11/29/2012
	1,667		3,333	(4)	12.68	02/18/2015

(1)	Includes stock options that were granted to, and are held by Betty Petty, who is an executive officer of our Company, and is the spouse of William Petty.

Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($)	Option Expiration Date
Exercisable	Unexercisable
30,000	—	9.41	12/08/2010
7,000	—	8.63	04/19/2011
10,000	—	14.46	05/02/2013
15,000	—	18.60	05/17/2014
30,000	—	14.12	05/09/2015
3,000	2,000	14.27	12/18/2016
8,000	2,000	19.93	11/29/2012
1,667	3,333	12.68	02/18/2015

(2)	Stock options granted on December 18, 2006, and vest 20% annually, beginning on the first anniversary date of the date of grant.
(3)

Stock options granted on November 29, 2007, and vest annually, 40% at the date of grant, and the remaining 60% in annual increments of 20%, beginning on the first anniversary date of the date of grant.

(4)	Stock options granted on February 18, 2009, and vest annually 1/3 annually over a three year period beginning with the first anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the exercise of stock options by the named executive officers during the fiscal year ended December 31, 2009. No stock appreciation rights were granted or are outstanding.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
William Petty, M.D	—	—
David W. Petty	17,160	112,570
Joel C. Phillips, CPA	17,328	142,944
Gary J. Miller, Ph.D	17,160	148,434
Bruce Thompson	—	—

Retirement Plan and Post-Employment

Other than the 401(k) plan we do not maintain any other pension plan or non-qualified deferred compensation plan for our Executive Officers.

There have been no terminations of named executive officers during the year ended December 31, 2009.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information (2)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (in thousands)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,224	$14.58	690
Equity compensation plans not approved by security holders(1)	—	—	—

Total	1,224	$14.58	690

(1)	The 2009 Executive Incentive Compensation Plan approved by our shareholders at the annual meeting on May 7, 2009, superseded and consolidated all of our existing incentive stock plans.
(2)	For further details regarding our equity compensation plans see “Stock Options” on page 24 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

In 2009, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

The following Report of the Compensation Committee and the Report of the Audit Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing, reviewing and approving our compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to our directors and officers, reviewing and determining bonuses and equity awards for our officers and other employees, and administering our equity incentive plans.

In this context, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors.

Members of The Compensation Committee

William B. Locander

R. Wynn Kearney, Jr

James G. Binch

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Board of Directors, in its business judgment, has determined that each current member of the Committee is “independent”, as required by applicable listing standards of the Nasdaq Global Market and the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as assessing the effectiveness of the Company’s internal controls over financial reporting and management’s assessment of those same controls, and expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on their integrated audit. The Audit Committee acts in accordance with a written charter adopted by the Board of Directors. The Committee reviews this charter annually. A copy of the charter is available on the company’s website at http://www.exac.com.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal control over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Statement on Auditing Standards No. 90, Audit Committee Communications. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company and its management, and reviewed and approved the compatibility of non-audit services provided by McGladrey & Pullen, LLP and approved the fees paid to them for the 2009 fiscal year.

The Audit Committee meets with the representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal control over financial reporting with the Company’s independent auditors and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

On an informal basis the chairman communicates with the members outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of the Company and may not be, and may not represent themselves to be, or to serve as, accountants or auditors by profession. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Members of The Audit Committee

Paul E. Metts

R. Wynn Kearney, Jr.

William B. Locander

CERTAIN TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Audit Committee has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, traditionally, as reflected in the minutes of its meetings, the Audit Committee has followed the following standards: (i) all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

Purchase Arrangement with Brighton Partners

Exactech has a long-standing supply relationship with Brighton Partners, Inc. to purchase raw materials, equipment and licenses used in the ongoing production of its products. Some of the Company’s officers and directors own an interest in Brighton Partners, Inc. Purchases associated with this relationship totaled $1,498,000, $2,155,000 and $1,559,000 in 2009, 2008 and 2007, respectively, and accounts payable balance as of December 31, 2009 and 2008, was $47,000 and $133,000, respectively. Brighton Partners is deemed to be 24% beneficially owned by Albert H. Burstein, Ph.D., a director of the Company. Additionally, William Petty, Chairman of the Board and Chief Executive Officer of the Company, and Betty Petty, Secretary of the Company, jointly own 4.6% of Brighton Partners. Gary J. Miller, Executive Vice President of the Company, beneficially owns 2.8% of Brighton Partners. With the exception of Bruce Thompson, the other executive officers of the Company own, in the aggregate, less than 3% of Brighton Partners, Inc.

Consulting Agreement with Albert Burstein, Ph.D.

We have also entered into a verbal consulting agreement with Albert Burstein, Ph.D, a director of our Company. The agreement provides for the rendering of Dr. Burstein’s services with respect to many facets of the orthopaedic industry, including product design rationale, manufacturing and development techniques and product sales and marketing. During the year ended December 31, 2009, we paid Dr. Burstein $180,000 as compensation under the consulting agreement.

Consulting Agreements with William Petty, M.D. and Gary Miller, Ph.D.

We have entered into consulting agreements with certain of our executive officers, directors and principal shareholders in connection with product design which entitles them to royalty payments aggregating 1% of our net sales of such products in the United States and less than 1% of our net sales of such products outside the United States, not to exceed an aggregate of $300,000 annually. During the year ended December 31, 2009, we paid royalties to each of Drs. Petty and Miller for an aggregate of $300,000, pursuant to these consulting agreements, with limitations contained in their respective employment agreements.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has recommended the firm of McGladrey & Pullen as the principal independent registered public accounting firm of the Company for the current fiscal year. McGladrey & Pullen has served as our independent registered public accounting firm since 2007. Although the appointment of McGladrey & Pullen as our independent registered public accounting firm does not require ratification by our shareholders, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of our shareholders on this matter is advisory in nature and has no effect upon the Audit Committee’s appointment of an independent registered public accounting firm, and the Audit Committee may change our auditors at any time without the approval or consent of the shareholders. The Board proposes and unanimously recommends that the shareholders ratify the selection of McGladrey & Pullen.

If the shareholders do not ratify the selection of McGladrey & Pullen by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, the selection of another independent accountant will be considered by the Audit Committee.

Representatives of McGladrey & Pullen are expected to be present at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if they so desire.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees and costs billed to us by McGladrey & Pullen, LLP, our principal accountant, for the fiscal years ended December 31, 2009 and 2008, were as follows for the referenced services:

Audit Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for the integrated audit of our annual financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2009 and 2008 and for the review of the financial statements in our quarterly reports on Form 10-Q for those fiscal years were $476,000 and $614,000, respectively.

Audit Related Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for audit related professional services for the fiscal years ended December 31, 2009 and 2008 were $5,000 and $91,000.

Tax Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional tax consulting services for the fiscal year ended December 31, 2009 was $26,000. McGladrey & Pullen, LLP did not provide professional tax services for the fiscal year ended December 31, 2008.

All Other Fees

McGladrey & Pullen, LLP did not provide any other services for the fiscal years ended December 31, 2009 or 2008.

Pre-Approval Policies and Procedures

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of the firms’ independence in the conduct of their auditing functions. The Audit Committee’s charter provides the Audit Committee the authority to pre-approve all audit and allowable non-audit services to be provided to us by its outside auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to the auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement, and

(iii)	these services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee prior to completion of the audit for that fiscal year.

The Audit Committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the Audit Committee so long as any decision made by that member or members is presented to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraphs with the maintenance of the principal accountant’s independence from us and has determined that the provision of these services is not incompatible with the maintenance of the requisite independence.

The Audit Committee annually reviews the performance of the independent auditors and the fees charged for their services.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at our 2011 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by us at our executive offices by November 26, 2010 for inclusion in our proxy statement and form of proxy relating to such meeting. Any Shareholder wishing to propose a nominee for membership on our Board of Directors should submit a recommendation in writing in accordance with the foregoing, to the Audit Committee, indicating the nominee’s qualifications and other biographical information and providing confirmation of the nominee’s consent to serve as a director.

A shareholder of ours may wish to have a proposal presented at the 2011 Annual Meeting of Shareholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. Rule 14a-4 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in the company’s bylaws or charter. Our Articles of Incorporation contain such an advance notice provision. This provision provides that nominations to our Board of Directors or other proposals presented at the 2011 Annual Meeting by shareholders must be made in writing to the Secretary of the Company and must be delivered to or mailed and received at our principal executive offices (at the address appearing on the first page of this proxy statement) not less than 90 days nor more than 120 days prior to the anniversary of the date of our last annual meeting of shareholders. Accordingly, for our 2011 Annual Meeting of Shareholders, shareholders must submit such written notice to the Corporate Secretary on or before February 8, 2011 and on or after January 9, 2011.

By Order of The Board of Directors

/s/ BETTY PETTY
BETTY PETTY
Secretary

Gainesville, Florida

March 26, 2010

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EXACTECH, INC.

2320 N.W. 66TH COURT

GAINESVILLE, FLORIDA 32653

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints R. William Petty, M.D. as proxy for the undersigned with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock, $.01 par value per share, of Exactech, Inc., a Florida corporation (the “Company”), that the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders of the Company, to be held on Thursday, May 6, 2010, at 9:00 a.m., local time, at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, and at any adjournment(s) or postponement(s) thereof.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

EXACTECH, INC.

May 6, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=08210
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.i

¢ 20630000000000000000 6	050610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1. Election of Class I and II Directors of the Company		2. Ratify selection of McGladrey & Pullen, LLP as the Company’s principal independent registered public accounting firm for fiscal year ending December 31, 2010	☐	☐	☐
☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  William B. Locander (Class I)

O  James G. Binch (Class I)

O  David Petty (Class I)

O  R. Wynn Kearney, Jr., M.D. (Class II)

O  Paul Metts, CPA (Class II)

O  Richard C. Smith - Nominee (Class II)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated March 26, 2010, and the Company’s Annual Report for the fiscal year ended December 31, 2009.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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